EXHIBIT 99.1

Thursday, December 19, 2019

Contact:	Jason Long, CFO and Secretary
(804) 843-2360

C&F Financial Corporation Announces

Merger to Close January 1, 2020

West Point, Va., December 19, 2019 – C&F Financial Corporation (the Corporation) (NASDAQ:CFFI), the one-bank holding company for C&F Bank, announced today that it has received the approvals needed to proceed with its previously announced acquisition of Peoples Bankshares, Incorporated (Peoples) (OTC PINK:PBVA).  As a result, Peoples will merge with and into the Corporation, and Peoples Community Bank will merge with and into C&F Bank, on January 1, 2020.  The merger was approved by the shareholders of Peoples at their meeting on December 11, 2019 in Montross, Virginia.  The Corporation has also received the approvals of the Federal Reserve Bank of Richmond, the Federal Deposit Insurance Corporation, and the State Corporation Commission Bureau of Financial Institutions of the Commonwealth of Virginia.

Upon completion of the transaction, the combined company will have approximately $1.8 billion in assets and 30 offices across central and eastern Virginia.

About C&F Financial Corporation

C&F Bank operates 25 retail bank branches and three commercial loan offices located throughout the Hampton to Charlottesville corridor in Virginia and offers full investment services through its subsidiary C&F Wealth Management, Inc.  C&F Mortgage Corporation provides mortgage loan origination services through offices located in Virginia, Maryland, North Carolina, South Carolina and West Virginia. C&F Finance Company provides automobile, boat and recreational vehicle loans through indirect lending programs offered in Alabama, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Minnesota, Missouri, New Jersey, North Carolina, Ohio,  Pennsylvania, Tennessee, Texas, Virginia and West Virginia through its offices in Richmond and Hampton, Virginia.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the Corporation’s website at http://www.cffc.com.

About Peoples Bankshares, Incorporated

Peoples Community Bank operates five retail bank branches in the Northern Neck region of Virginia.  As of September 30, 2019, Peoples had $192  million in total assets, $170 million in deposits, and $142 million in gross loans. For additional information on Peoples Bankshares, Incorporated and Peoples Community Bank, please visit www.peoplescommunitybank.biz.